CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-108394 of Lotsoff Capital Management Investment Trust on Form N-1A of our report dated October 29, 2004, appearing in the Annual Report of Lotsoff Capital Management Micro Cap Fund for the year ended September 30, 2004, and to the reference to us under the heading “Independent Registered Public Accounting Firm ” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
June 21, 2005